Exhibit 10 (j)

                               OPERATING AGREEMENT
                                       OF
                                 GROVE SPA, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY


         THIS OPERATING AGREEMENT (the "Agreement") is made and entered into as of September 15, 2004, ("effective date") by and between NOBLE HOUSE ASSOCIATES, LLC, a Delaware limited liability company (hereinafter "NHA") and CII SPA, LLC, a Delaware limited liability company, (hereinafter "CII").

         NHA and CII are the sole members, and they are sometimes herein referred to separately as a "Member" and collectively as the "Members".

         NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and the mutual promises contained herein, the parties, intending to be legally bound hereby, agree as follows:

                                    RECITALS

A. NHA and CII intend to enter into a sublease (the "Lease") for a certain tract of improved real property and improvements and associated intangible rights located in Miami, Dade County, Florida more particularly described on Exhibit A attached hereto (the "Spa Property"). The Spa Property is a portion of a larger parcel of real estate in which affiliates of the Members hold a fee and/or leasehold interest (the "Primary Lease"). The Members have formed a limited liability company to sub-lease the Spa Property.

B. The Members intend to develop and operate on the Spa Property a commercial project consisting of a first class spa, together with related improvements and amenities (collectively, the "Spa Improvement Project").

                                    ARTICLE I
                          FORMATION, PURPOSES, DURATION

Section 1.1 Formation and Name.

         1.1.1 Formation. The Members have formed a limited liability company (the "Company" or "GS" pursuant to Delaware Statutes (the "Act"), by filing a Certificate of Formation with the Delaware Department of State, for the limited purposes and scope set forth in this Agreement. The Company shall at all times be governed by the Act, except to the extent expressly provided herein to the contrary. Before conducting business in any jurisdiction, the members shall cause the Company to comply to the fullest extent possible under the laws of such jurisdiction with all requirements for the qualification or formation of the Company to conduct business as a limited liability company in such jurisdiction.


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         1.1.2 Name. The name of the Company shall be "Grove Spa LLC, a Delaware limited liability company". Except as may be approved by the Members, the business of the Company shall be conducted solely under such name and all assets of the Company shall be held under such name.

Section 1.2 Purposes and Scope of the Company. The limited purposes of the Company are: (a) to enter into the Lease to lease the Spa Property and related assets; (b) to obtain entitlements, permits, develop, construct, own, manage, operate, lease, sublease, maintain, and improve the Spa Property; (c) to encumber, exchange, transfer or otherwise dispose of the Spa Property or any part thereof or interest therein; (d) to borrow money for the operation of the Company's business, in accordance with the terms hereof, whether unsecured or secured by the Spa Property including, without limitation, refinancing any borrowings outstanding from time to time; and (e) to engage in such activities as are reasonably incidental to the foregoing with respect to the Spa Property. The Company shall not engage in any business or activity unrelated to the Spa Improvement Project.

Section 1.3 Other Business; Non-Compete. During the term of this Agreement, the Members and their affiliates shall not, directly or indirectly, independently or with others, engage in or possess an interest in any other business venture engaged or participating in a spa project using the name "Spa Terre" that is located south of Bal Harbour, Florida in Miami-Dade County.

Section 1.4 Scope of Members' Authority. Except as otherwise expressly and specifically provided in this Agreement, no Member shall have authority to bind or act for, or assume any obligation or responsibility on behalf of the other Member. Neither the Company nor any Member shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of any other Member or otherwise relating to the Spa Property incurred or arising either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, indebtedness, or obligations expressly assumed by the Company as of the date hereof or incurred after the date hereof pursuant to and as limited by the terms of this Agreement. Nothing herein contained shall be considered to constitute any Member as the agent of any other Member, except as specifically authorized and provided for herein.

Section 1.5 Principal Place of Business. The principal office and principal place of business of the Company shall be located at Four Grove Isle Drive, Miami, Florida, or at such other location as may be approved by the Members from time to time.

Section 1.6 Term. The term of this Agreement shall be co-extensive with the period of duration of the Company as provided in the Certificate of Formation, unless extended or earlier terminated in accordance with this Agreement. No Member shall have the right and each Member hereby agrees not to withdraw from the Company or to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of the Company, except as expressly permitted in this Agreement, approved by the Members or otherwise required by law, and no Member at any time shall have the right to petition or to take any action to subject the Spa Property or the Company assets to the authority of any bankruptcy, insolvency, receivership or similar


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proceeding.  The  Members  irrevocably  waive  any  right  that they may have to maintain any action for partition with respect to any asset of the Company.

Section 1 .7 Agent for Service of Process and Tax Matters Partner.

                  (a) The name and address of the registered agent for service of process on the Company shall be set forth in the Certificate of Formation of the Company.

                  (b) The name and address of the Tax Matters Partner of the Company shall be: Noble House Associates, LLC, 570 Kirkland Way, Kirkland, Washington 98033.

Section 1.8 Closing Costs. Each Member shall be responsible for such Member's actual out-of-pocket costs and expenses incurred in connection with the formation of the Company, including, without limitation, attorneys' fees and expenses, and all costs and expenses paid by the Company must be approved by both Members.

Section 1.9 Designation. Each Member shall, promptly after the execution of this Agreement, designate two (2) persons who are and shall be duly authorized to represent, act on behalf of, and bind such Member in connection with any and all approvals and acts of any nature whatsoever required hereunder, any and all decisions to be made, and any and all actions to be taken hereunder. Such Member may terminate any such appointment and the authority of any such representative at any time by notifying the other Member in writing to that effect, but at the same time as such notice is given, the Member giving such notice shall also appoint and designate a representative to take the place of the representative whose authority is then terminated. A Member may, at any time it elects to do so, designate in the same manner additional representatives who are authorized to act on behalf of and bind such Member, but each corporate Member expressly agrees that it will at all times during the term of this Agreement have at least two (2) representatives who are duly authorized to represent it as above provided. Both Members, or their duly authorized representatives, may appoint such committees in connection with the operation of the Company as they may deem necessary or desirable from time to time, and establish procedures for meeting, obtaining approvals, and making decisions that are consistent with the terms and provisions of this Agreement. Maurice Wiener and Lawrence Rothstein are appointed and designated to act for CII. Patrick Colee and John M. Donoghue are appointed and designated to act for NHA. Notwithstanding the number of representatives appointed by each Member, the consent of only one representative of each Member is necessary to conduct the business of the Company.

Section 1.l0 Approvals. Whenever either Member is requested in writing by the other Member to evidence its approval of or agreement to any decision or action of any nature whatsoever that requires unanimous consent of the Members hereunder, such request shall be made to the designated representatives set forth in Section 1.9 above, and the Member to whom such request has been made shall respond in writing to such request for approval, action, or agreement with reasonable promptness. The Member to whom the request is made shall advise the requesting Member of its approval or its reasons for withholding the same. For the purposes of this Subsection, reasonable


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promptness shall mean ten (10) business days for decisions on all matters. The failure of a Member to respond within the applicable time period shall constitute a ratification and approval by a Member.

Section 1.11 Retirement, Death, Incompetency, or Bankruptcy of a Member. No Member may voluntarily withdraw from the Company. Except as otherwise provided in this Agreement, the death, retirement, incompetency or bankruptcy of one or more of the Members shall not dissolve or terminate the Company and the business of the Company shall be continued thereafter by and for the benefit of the remaining Member(s).

Section 1.12 The Members. The Members of the Company shall be CII, whose principal place of business is 1870 South Bayshore Drive, Coconut Grove, FL 33133, and NHA, whose principal place of business is 570 Kirkland Way, Kirkland, Washington 98033.

                                   ARTICLE II
                        CAPITAL CONTRIBUTIONS OF MEMBERS

Section 2.1 Initial Capital Contributions.

         2.1.1 Initial Capital Contribution by NHA. NHA has contributed to the Company an initial cash capital contribution with an aggregate value of Five Hundred Thousand Dollars and 00/100 Dollars ($500,000.00).

         2.1.2 Initial Capital Contribution by CII. CII has contributed to the Company an initial cash capital contribution with an aggregate value of Five Hundred Thousand Dollars ($500,000).

         2.1.3 Borrowings. The Members shall, to the extent possible, borrow the cash needed for the construction, development and operations of the Company from third parties upon such terms and conditions as the Members, in their sole discretion, deem necessary or appropriate.

Section 2.2 Additional Capital Requirements.

         2.2.1 General. If additional funds are required by the Company in excess of (i) the initial capital contributions under Section 2.1 ,
         (ii) the proceeds from financing the Spa Improvement Project, and (iii) any other proceeds received by the Company, either Member may give notice to the other Member in the manner provided in Section 12.2. Such notice shall specify in reasonable detail the amount and purpose of any such additional capital requirement (the amount of any such inadequacy is hereinafter referred to as a "Shortfall"). The Members shall thereafter meet as soon as reasonably practicable and shall determine, by unanimous consent, the method or methods by which the Company shall obtain the required funds insuring compliance with any applicable lender requirements. Such methods may include, without limitation, the making of additional capital contributions by the Members, or the borrowing of funds by the Company from the Members or from third-party lenders.

         2.2.2 Additional Capital Contributions. If the Members decide to fund the Shortfall through additional capital contributions, each Member shall, within twenty (20) days thereafter, deliver for deposit in the Company's bank account an additional cash capital contribution in an amount equal to its share of the Shortfall, determined according to the Percentage Interests of the Members and the capital accounts of the Members shall be credited and the obligations for which funds were required shall be satisfied.

         2.2.3 No Third Party Rights. The right of the Company to require any additional contributions or payments by the Members under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any person or entity not a party to this Agreement, including, but not limited to, any tenant or purchaser of any part of the Spa Improvement Project or any creditor of the Company.

         2.2.4 Contribution Loans. In the event any Member ("Non-Contributing Member") fails to make any additional capital contribution required of it pursuant to and within the time specified in this Agreement, the other Member ("Contributing Member") shall have the right, but not the obligation, to advance directly to the Company the funds required from the Non-Contributing Member as a loan to the Non-Contributing Member ("Contribution Loan"). Each loan shall be evidenced by a promissory note from the Non-Contributing Member in form reasonably satisfactory to the Contributing Member with reasonable personal guarantee(s) and reasonable collateral to secure payment, which collateral may include a security interest in the Non-Contributing Member's Percentage Interest in the Company.

         2.2.5 Repayment through Distributions. In the event a Contributing Member elects to make a Contribution Loan, then the Contribution Loan shall bear interest at a rate equal to the lesser of (a) the Prime Rate (as announced from time to time in the Wall Street Journal), plus two and one-half percent (2 1/2%) per annum, or (b) the maximum legal rate of interest then permitted and, except as set forth in Section 2.2.6, shall be repaid out of any subsequent distributions made pursuant to this Agreement to which the Non-Contributing Member for whose account the Contribution Loan was made would otherwise be entitled, which amounts shall be applied first to interest and then to principal, until the Contribution Loan is paid in full. If not sooner repaid, all Contribution Loans shall become immediately due and payable upon the dissolution and liquidation of the Company.

         2.2.6 Remedies. In the event any Contribution Loan has not been repaid in full within ninety (90) days of the date the Contribution Loan is made, then in addition to any other rights or remedies available to a Contributing Member at law or in equity or pursuant to this Agreement, at any time thereafter a Contributing Member may elect to proceed under subparagraph (a), (b) or (c) below.


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                  (a)       Unless and until a Contributing Member has elected
                            to proceed under subparagraph (b) or (c) below or has elected to pursue any other remedy available to it at law or in equity, each Contribution Loan shall remain in place and shall bear interest and be repaid as provided in Section 2.2.5 above.

                  (b) Upon thirty (30) days prior written notice to the Non-Contributing Member, a Contributing Member may elect to reduce the Percentage Interest of the Non-Contributing Member in the Company (a "Dilution") by a Purchase Price calculated as follows:

                            (1)     a Contributing Member will treat its
                                    Contribution Loan as a paid-in additional capital contribution for credit to the capital account of the Contributing Member.

                            (2) the Percentage Interest of each Member will then be recalculated based on all the capital contributed by all the Members to determine an adjusted Percentage Interest for each Member.

                            (3) By way of example, if a Non-Contributing Member fails to repay a Five Hundred Thousand ($500,000) Dollar loan from a Contributing Member (which would be such Non-Contributing Member's share of a One Million ($1,000,000) Dollar capital call), the Percentage Interests of the Members shall be recalculated based on total capital contribution by the Contributing Member of One Million Five Hundred Thousand ($1,500,000) Dollars and the Contributing Member's Percentage Interest shall be 75% (.75) and the Non-Contributing Member 25% (.25). See Schedule I attached hereto for a tabular example of the above.

                           (4) the Purchase Price shall be equal to and paid by a cancellation of the promissory note.

                           (5) the notice required under this Section 2.2.6(b) shall state that the option to purchase is thereby exercised, and specifying the place in Miami, Florida, and the time when such purchase shall be closed. The notice shall be signed by the Member sending the same, shall be sent by United States registered or certified mail, postage prepaid, to the address of the Non-Contributing Member set forth in Section
                                    12.2 below. The date of such notice shall be the date the same is deposited in the mail. The closing of said purchase shall be within thirty (30) days after the date of such notice at the time and place specified in such notice.

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                            (c)     A Contributing Member may elect to make
                                    written demand upon the Non-Contributing
                                    Member for payment in full of such
                                    Contribution Loan, including accrued
                                    interest. Upon failure of the
                                    Non-Contributing Member to pay the
                                    Contribution Loan and interest in full
                                    within ten (10) days of such demand, the Contributing Member may elect to treat such failure to pay as an Event of Default under
                                    Section 9.1 hereof, and may sue to collect the promissory note.

Section 2.3 No Withdrawal of Capital; No Interest. Except as otherwise provided herein, no portion of the capital of the Company may be withdrawn at any time without the approval of both the Members. Upon termination of the Company, the Members' capital shall be distributed pursuant to Section 9.4 hereof. No interest shall be paid on the initial or on any subsequent capital contribution made by any Member to the Company, except as otherwise mutually agreed upon by all the Members as reflected by an amendment to this Agreement.

Section 2.4 Development Financing. It is the Members' intent that the Company seek a credit facility (the "Development Financing Loan") secured by the Spa Property or a portion thereof to fund one-half the cost of the Spa Improvement Project. Such credit facility shall be for approximately One Million and 00/100 Dollars ($1,000,000.00) for construction financing. Upon acceptance of the Project Development Budget Construction Plans and Development Contract ("Development Plan"), CII will use its best efforts to arrange or facilitate Spa Improvement Project borrowings required to fulfill the Development Plan. If required by the lender under the Development Financing Loan, each Member shall deliver a pro rata guaranty, from a creditworthy guarantor, of repayment of such Development Financing Loan to such lender, and the Members shall enter into a contribution and indemnity agreement amongst themselves. , If the Development Financing Loan is secured by a Permitted Mortgage (as defined in the Primary Lease), then the holder of such Permitted Mortgage shall provide (i) a Non-Disturbance Agreement (as defined in the Primary Lease) to Westgroup Grove Isle Associates, Ltd. as contemplated by Section 13.3 of the Primary Lease, and
(ii) a non-disturbance agreement (similar to the type of Non-Disturbance Agreement to be provided to Westgroup Grove Isle Associates, Ltd. to the Company, provided that the Company's non-disturbance agreement shall be conditioned upon there being no default under the Spa Lease and the Primary Lease.

                                   ARTICLE III
                                   MANAGEMENT

Section 3.1 Powers and Responsibilities of and Limitations on the Members.

         3.1.1 Management by Members. The Members acting together shall have full and complete charge of all affairs of the Company. The management and control of the Company's business shall rest with the Members subject to the terms and conditions of

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         this Agreement and the Spa Management Agreement, referenced in Section
         3.13. The Members shall not be required to devote their full time to the Company business. Each Member shall devote to the affairs of the Company, through its officers and other personnel, whatever time shall reasonably be necessary to operate and manage the assets of the Company. Except as otherwise specifically provided generally in this Agreement, and specifically in Section 1.3 herein, nothing in this Agreement shall be deemed to restrict in any manner the right of either Member to engage in any other business or activity whatsoever, even if such business or activity competes with the business of the Company. The Members shall possess all of the powers and rights of a Member under the Act, and all actions taken by the Company shall require the unanimous consent of the Members acting through their herein appointed representative(s).

         3.1.2 Deadlock. If at any time the Members reach an impasse on any issue or decision and they are unable to resolve the issue or decide upon an alternative course of action within three (3) days thereafter (such state of affairs being hereafter referred to as a "Deadlock"), either of such Members may declare that a Deadlock has occurred by giving notice thereof to the other Member in the manner notices are to be given under this Agreement, in which case the Members and their respective advisors shall negotiate in good faith for a period of five
         (5) days or such shorter or longer period as they are able to agree upon. If after the end of such time period, the Deadlock is still not resolved, the matter shall be resolved in accordance with the buy/sell procedure described in Section 3.4.

         3.1.3 Spa Management Agreement; Development Agreement. The Members hereby authorize the Company to enter into the spa management agreement (the "Spa Management Agreement"), attached hereto as Exhibit B, and the development agreement (the "Development Agreement"), attached hereto as Exhibit C, with an affiliate of NHA. In the event of a material default of the terms of this Agreement by either party, including without limitation, a failure to make a herein required capital contribution, subject to the notice and cure provisions contained herein, then, the non-defaulting Member shall have the right, in such non-defaulting Member's sole and absolute discretion, to cancel the Spa Management Agreement.

         3.1.4 Development Plan; Annual Plan. The developer under the Development Agreement shall prepare a proposed development plan for the overall site plan covering such issues over such period of time as the Members deem reasonably appropriate. Once approved by the Members, the development plan shall thereafter be deemed to be the "Development Plan" until amended as approved by the Members. The Members shall review the Development Plan at least monthly and update it as needed or as may be directed by the Members. In accordance with the Spa Management Agreement, the manager acting thereunder shall prepare and submit to the Members for their unanimous approval the following items (collectively, the "Annual Plan") on an annual basis: (i) an operating budget (the "Operating Budget") setting forth the

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         estimated revenues and expenses of the Company (including, without limitation, the estimated expenses of the Spa Improvement Project), with a reserve for contingencies, (ii) a marketing plan, (iii) a capital budget setting forth the proposed capital expenditures of the Company relating to the development initiative, and sources of funds in connection therewith, including the projected time for, and amount of, any required additional capital contributions by the Members during the period covered by such budget, (iv) a Development Plan, and following the approval of the initial Development Plan, a monthly update of such Development Plan including a description of milestone events or conditions that affect the Company's ability to achieve its financial objective and minimum sales and revenue projections, (v) such narrative description as may be necessary to explain key elements of the Annual Plan or Development Plan, and (vi) an analysis of the market in which the Spa Improvement Project is located and competing projects. The Annual Plan for each subsequent fiscal year of the Company shall be submitted for the approval of CII not more than ninety (90) days and not less than sixty (60) days prior to the first day of the fiscal year covered thereby. References herein to the "Annual Plan" shall mean the approved Annual Plan then in effect for the period then in question, unless the reference expressly otherwise provides. The Members shall review the proposed Annual Plan (including the initial Annual Plan proposed pursuant to this Section) and either approve or disapprove it within thirty (30) days after receipt thereof (in the latter event, specifying its objections thereto). The Members shall thereupon meet immediately to resolve any conflicts created by the Annual Plan.

         3.1.5 Limitation on Liability; Indemnification by Company. Neither Member shall be liable, responsible or accountable in damages or otherwise to the Company for any act performed or failure to act by such Member done or not done in good faith and within the scope of this Agreement unless such act or failure to act is attributable to gross negligence, willful misconduct, fraud or breach of fiduciary duty. The Company shall, at its own cost and expense, indemnify, defend and hold harmless the Members from and against any liabilities, obligations, claims, demands, losses, damages, lawsuits or other proceedings, judgments and awards, and costs and expenses (including but not limited to, attorneys' fees and expenses) arising directly or indirectly, in whole or in part, out of this Agreement or at law.

Section 3.3 Agreements with Affiliates. Except as provided herein, the Company shall not enter into any agreement or other arrangement for the furnishing to or by the Company of goods or services with itself or any individual, corporation, company, joint venture, association, firm, joint stock company, trust, unincorporated association or other entity (a "Person") that is a Member or Affiliate of a Member unless such agreement or arrangement is approved by both the Members. As used in this Agreement, an "Affiliate" of a Member shall mean any of the following Persons:

         (a) Any "Owning Person," which shall mean a Person owning directly or

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         indirectly more than five percent (5%) of the issued and outstanding stock of or more than a five percent (5%) beneficial interest in a Member.

         (b) Any "Owned Person," which shall mean a Person owning more than five percent (5%) of the issued and outstanding stock of which or more than a five percent (5%) beneficial interest in which is owned directly or indirectly by a Member.

         (c) Any "Affiliated Person," which shall mean (i) a Person owning more than five percent (5%) of the issued and outstanding stock of which, or more than a five percent (5%) beneficial interest in which, is owned by an Owning Person or an Owned Person, and (ii) a Person which owns more than five percent (5%) of the issued and outstanding stock of, or more than a five percent (5%) beneficial interest in, any Owning Person or any Owned Person.

         (d) Any member of the family, agent, officer, director, employee or partner (or any member of the family of any agent, officer, director, employee or partner) of a Member, any Owning Person, any Owned Person or any Affiliated Person.

         (e) The Members acknowledge and approve the appointment of Noble House Grove Isle, Ltd., an Affiliate of NHA, as the initial manager of the Spa Improvement Project pursuant to the Spa Management Agreement and Noble House Hotels and Resorts, Ltd. as the developer under the Development Agreement.

Section 3.4 Buy/Sell

         (a) From the date hereof pursuant to Section 7.2 and at any time after the second anniversary of the effective date of this Agreement, either Member (the "Proposer") may seek to acquire the entire Percentage Interest of the other Member (the "Responder") by giving written notice (the "Proposal Notice") to the Responder in accordance with the notice provisions in Section 12.2. The Proposal Notice shall contain a firm price (the "Proposal Price") for all cash above any company liabilities other than the Development Financing Loan which will be discharged in accordance with Section 3.4(d), to purchase all of the Company assets subject to all the Company liabilities. The Responder shall have thirty
         (30) days after the giving of the Proposal Notice in which to accept or reject the Proposer's Offer, by counter-notice in writing. If the Responder rejects the Proposer's Offer, the Responder shall be deemed to have offered to purchase the Proposer's Percentage Interest for the Proposer's Share (the "Proposer's Share") at the Proposal Price (and the Proposer shall be deemed to have accepted such offer. If the Responder fails to respond within thirty (30) days to the Proposer's Offer, the Responder shall be deemed to have accepted the Proposer's Offer.

         (b) In the case of a Member that is a corporation, every offer or acceptance provided by this Section shall be in writing, be fully executed, and be

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         accompanied by a copy of a resolution by the Board of Directors of the offering or accepting corporate Member authorizing such act. Such copy shall be certified to be true and correct by the secretary or an assistant secretary of the corporate Member and by at least a majority of the members of the Board of Directors of the corporate Member. A Member receiving an offer or acceptance not conforming with these formalities may elect to waive them.

         (c) The Closing shall take place sixty (60) days after the giving of the Proposer's Offer. The Closing shall be at the office of the Proposer, at the hour and location designated in the written notice of Proposer's Offer.

         (d) At settlement:

                  i. The selling Member shall convey its interest in the Company to the buying Member, by an assignment in the form attached hereto as Exhibit B, and shall acknowledge that it is no longer a Member of the Company and execute such other documents as shall be appropriate in conjunction with its withdrawal from the Company.

                  ii. The transfer shall be free and clear of any liens or encumbrances as against the seller Member that are not liens against either the Company or both Members. The proceeds of the sale shall be applied to satisfy any liens or encumbrances that are exclusively those of the selling Member. The buying Member shall indemnify and hold the selling Member harmless from all Company obligations, including attorneys' fees. The buying Member shall indemnify, defend, and hold harmless the selling Member from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including but not limited to attorneys' fees and expenses) incurred in, or arising directly or indirectly, in whole or in part, out of operation of the business of the Company before the date of such transfer. At closing, the seller Member will deliver to the buying Member cash collateral in the amount of one-half of the remaining outstanding balance on the Development Financing Loan, and buying Member will deliver to selling Member a complete release and waiver of any selling Member guaranty and lien rights held by the lender under the Development Financing Loan, or appropriate indemnity and hold harmless agreements indemnifying selling Member from any obligations under the Development Financing Loan.

                  iii. The purchase consideration shall at settlement be paid in cash, or by a wire transfer to, cashier's check of, or certified check of, a bank doing business in Miami, Florida.

                  iv. At Closing, the Company shall have the right, but not the obligation to cancel the Spa Management Agreement and the Development Agreement.

          (e) Any breach by a Member of an obligation arising under this Section
          3.4 shall constitute an Event of Default under Section 9.1 of this Agreement.

                                   ARTICLE IV
                     BOOKS AND RECORDS; BANK ACCOUNTS; REPORTS

Section 4.1 Books and Records.

         4.1.1 General. At all times during the term hereof, the manager under the Spa Management Agreement, without additional fee, shall cause accurate books and records of account to be maintained in which shall be entered all matters relating to the Company, including all income, expenditures, assets and liabilities.

         4.1.2 Accrual Basis. Such books and records of account shall be maintained on an accrual basis in accordance with generally accepted accounting principles (unless another method is approved by the Members) or tax accounting principles, as appropriate, and shall be adequate to provide each Member with all financial and tax information as may be needed by each Member or any Affiliate of each Member for purposes of satisfying the financial and tax reporting obligations of each Member or its Affiliates.

         4.1.3 Information to Members. Each Member shall be entitled to any additional information necessary for the Member to adjust its financial basis statement to a tax basis as the Member's individual needs may dictate.

Section 4.2 Location and Rights of Inspection.

         4.2.1 Location. NHA, at the Company's expense, shall keep, or cause to be kept, full and accurate records of all transactions of the Company, at the principal place of business of the Company as specified in
         Article I hereof.

         4.2.2 Inspection of Records. Each Member or such Member's duly authorized representative shall have the right, upon reasonable request, to do each of the following:

                  (a) Inspect and copy, upon paying the reasonable cost thereof, during normal business hours any of the Company records required to be maintained under Section 4.1; and

                  (b) Obtain from NHA, promptly after their becoming available, a copy of the Company's federal, state and local income tax or information returns for each year.

         NHA shall send to CII within ninety (90) days after the end of each tax year the information necessary for CII to complete its federal and state income tax or information returns, and a copy of the Company's federal, state and local income tax or information returns for the year.

Section 4.3 Fiscal Year. The tax and fiscal year of the Company shall end on December 31 of each year unless another fiscal year is required by the Internal Revenue Code of 1986, as amended (the "Code") or the Treasury Regulations ("Regulations").

Section 4.4 Statements of Financial Condition. NHA shall prepare a balance sheet and income statement of the Company as of the last day of each month and deliver same to CII within twenty (20) days after the end of each year. Each balance sheet and income statement shall be prepared in accordance with generally accepted accounting principles and shall be certified to be true and correct to the best of NHA's knowledge and belief. Copies shall be furnished to CII, an annual income statement and an annual statement of cash flow (unaudited) shall be furnished by NHA to CII within ninety (90) days after the close of the fiscal year.

Section 4.5 Audit. The independent certified public accounting firm to audit the records and render an opinion will be chosen at the first meeting of the Members. The Company shall, at the Company's expense, engage the accounting firm on an annual basis to perform an annual audit of Spa Improvement Project finances. The accounting firm shall (a) audit the records and accounts of the Company, (b) render their opinion on the statement of financial condition of the Company as of the end of the last fiscal year through the latest month, and of the results of its operations, the changes in its financial condition and its income for each fiscal year and to date, as prepared by NHA, and (c) render their opinion on the annual computations of cash flow for each fiscal year as to whether distributions thereof are in accordance with this Agreement. The accountants shall determine if the records were substantially correct.

Section 4.6 Bank Accounts. Funds of the Company shall be deposited in an account or accounts of a type, in form and name and in a bank or banks approved by the Members. Neither Member shall commingle the Company's funds with those of any other person or employ or permit another to employ these funds or assets in any manner except for the exclusive benefit of the Company (except to the extent that funds are temporarily retained by agents of the Company).

Section 4.7 Development Reports. NHA shall prepare current schedules and development status reports for the Spa Improvement Project for each calendar month of each fiscal year, which reports shall contain sufficient information to enable each Member to determine the status of the Spa Improvement Project, including, without limitation, a narrative report on construction, expenditures, any deviations or expected deviations from the project budget and the construction schedule, status of permits, and other factors of significance to the Company. Copies shall be furnished to CII within ten (10) business days after the end of each calendar month.

Section 4.8 Information from Members. Each Member shall furnish to the Company in a timely manner such information as the Company may require to comply with its tax or other reporting requirements under federal, state, local or foreign law.

                                    ARTICLE V
                          DISTRIBUTIONS; ALLOCATIONS OF
                        PROFITS AND LOSSES TO THE MEMBERS

Section 5.1 Percentage Interests; Distributions. Each Member's initial percentage interest in the Company ("Percentage Interest") shall be as follows:

                                    NHA                                   50%
                                    CII                                   50%
                                    TOTAL                                100%

No adjustment to the initial Percentage Interest of any Member shall be made except as provided in Section 2.2.6 or as a result of a transfer of a Member's interest or a portion thereof pursuant to Article VII or IX hereof.

All distributions shall be made according to these Percentage Interests as adjusted from time to time.

Section 5.2 Allocations; Compliance. Subject to Section 5.3, all profits and losses shall be allocated to the Members in accordance with their Percentage Interests. Each Member shall be at risk with respect to Company obligations in accordance with such Member's Percentage Interest. This Agreement shall comply with Code Section 704 and the Regulations thereunder.

Section 5.3 Account for Dilution. For purposes of applying the provisions of this Article V, the Company's books shall be closed as of the close of business on the day prior to the date on which a Dilution occurs in accordance with
Section 2.2.6(b). All distributable income and profits and losses attributable to the period prior to the date on which the Dilution occurs, as reasonably determined by the Members, shall be distributed and/or allocated, as applicable, with reference to the Percentage Interests of the Members prior to any adjustment pursuant to Section 2.2.6(b). All distributable income and profits and losses attributable to the period beginning on the date the Dilution occurs, as reasonably determined by the Members, shall be distributed and/or allocated, as applicable, with reference to the Percentage Interests of the Members subsequent to any adjustment pursuant to Section 2.2.6(b).

                                   ARTICLE VI
                INCOME TAX RETURNS, TAX ACCOUNTING, TAX ELECTIONS

Section 6.1 Preparation of Tax Returns. Federal, state and local income tax returns of the Company, as required, shall be prepared, reviewed and signed by NHA. Within 90 days after the end of each fiscal year, NHA shall send to CII such tax information as shall be necessary for the preparation by CII of its federal income tax return, and any state income and other tax returns with regard to the jurisdiction in which the Company is formed.

Section 6.2 Section 754 Election. The Company shall, if requested by either Member, make the election under Section 754 of the Code.

Section 6.3 Tax Decisions Not Specified. Federal, state, local, foreign, and other tax decisions and elections for the Company not expressly provided for herein must be approved by both Members. Notwithstanding that NHA is the Tax Matters Partner ("TMP"), all non ministerial decisions regarding tax elections, audit, tax litigation, settlement and other tax matters shall be subject to the approval of the Members. The TMP shall promptly take such action as may be necessary to cause each Member to become a "notice partner" within the meaning of Section 6231(a)(8) of the Code. The TMP shall furnish to each Member a copy of all notices or other written communications received by the TMP from the IRS. The TMP shall notify CII of all communications it has had with the IRS and shall keep CII informed of all matters which may come to its attention in its capacity as TMP by giving them written notice thereof within five (5) business days after the TMP becomes informed of any such matter or within such shorter period as may be required by the appropriate statutory or regulatory provisions.

Section 6.4 Notice of Tax Audit. Prompt notice shall be given to the Members upon receipt of advice that the IRS or any other tax authority intends to examine Company income tax returns or books and records for any year.

                                   ARTICLE VII
                     SALE, TRANSFER OR MORTGAGE OF 1NTERESTS

Section 7.1 No Third Party Sale or Transfer. Except as provided in Section 7.3, neither Member may sell, transfer, convey or offer to sell its Percentage Interest to any third party, and any attempt to sell shall be an event of default and any attempted transfer shall be void.

Section 7.2 Change in Control of a Member. At any time, a "Change in Control" of a Member shall be deemed to be a sale, transfer or conveyance of such Member's Percentage Interest and shall trigger the right of the other Member to purchase such Member's Percentage Interest pursuant to Section 9.2 as if this change in control was a default by the changed member. For purposes of this Agreement "Change in Control" of a Member shall mean a change in the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Member, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities and Exchange Act of 1934.

Section 7.3 Sale of Percentage Interest in the Company in conjunction with the Sale of Fee/Leasehold Interest. For purposes of this Section 7.3, references to NHA shall include Westgroup Grove Isle Associates, Ltd., in its capacity as Lessee under the Primary Lease and affiliates. References to CII shall include Grove Isle Associates, Ltd., in its capacity as Lessor under the Primary Lease, and HMG/Courtland Properties, Inc. and their affiliates.

         Notwithstanding any provision contained in this Agreement prohibiting the sale or transfer of a Member's Percentage Interest to a third party, a sale or transfer of a Member's Percentage Interest in the Company to a third party may take place only in conjunction with a sale or transfer of NHA's leasehold estate in the Primary Lease to a third party or the sale or transfer of CII's fee interest in the real property constituting the Primary Lease if and only if the following conditions are met.

                  (a)Any sale or transfer of a Members' Percentage Interest in the Company may only be made to the same party that is also acquiring such Member's leasehold or fee interest in the Primary Lease.

                  (b)If NHA, after compliance with the Right of First offer
                     provisions of the Primary Lease elects to sell its entire leasehold estate in the Primary Lease and its interest in the Company to a third party, NHA shall advise CII in writing of the name of the prospective purchaser and the proposed closing date and whether or not the prospective purchaser chooses to purchase CII's Percentage Interest in the Company at a price to be established pursuant to
                     Article X of this Agreement. If such an election is made under the Primary Lease, CII agrees to sell and assign its Percentage Interest at the appraised value established under Article X, with the closing to occur simultaneously with the closing of the sale of the leasehold estate.

                  (c)If CII, after compliance with the Right of First Offer
                     provisions of the Primary Lease, elects to sell its fee interest in the Primary Lease and its Percentage Interest in the Company to a third party, CII shall advise NHA in writing of the name of the prospective purchaser and the proposed closing date. NHA shall have fourteen (14) days after receipt of such notice to elect to purchase CII's Percentage Interest in the Company at a price to be determined in accordance with the appraisal procedures set forth in Article X of this Agreement, with the closing to occur simultaneously with the closing of the fee interest.

                  (d)The transfer of a Member's Percentage Interest in the
                     Company shall be by assignment and shall be on the same basis and confer the same rights as a transfer made pursuant to the Buy/Sell provisions of Section 3.4.

         Notwithstanding anything in this Agreement, the affiliates of CII and NHA may sell or transfer their respective interests in the Primary Lease, subject to any restrictions in the Primary Lease or otherwise in effect, while CII and NHA retain their Percentage Interests in the Company.

                                  ARTICLE VIII
                                    MEETINGS

Section 8.1 Place of Meetings. Monthly meetings shall be held until the Members agree otherwise. Any meetings called pursuant to this Article VIII shall be held at the principal place of business of the Company or at such other place approved by the Members when called in accordance with the provisions of this
Article VIII.

Section 8.2 Meetings of the Members. A meeting of the Members may be called by either of the Members for the purpose of discussing and deciding any major decision upon notice given as required by the Act. At any Members meeting a quorum shall be present only if the designated representative or alternate of each Member is present at such meeting.

Section 8.3 Actions by Members Without a Meeting. With respect to any matter requiring or contemplating any action or approval by the Members, pursuant to this Agreement or pursuant to law, such action or approval will be deemed to have been accomplished without a meeting if consents in writing setting forth the action to be taken are signed by the Members.

Section 8.4 Participation at Meetings by Means of Communications Equipment. Either of the Members may participate in any meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall be deemed to constitute presence in person at such meeting.


                                   ARTICLE IX
                             DEFAULT AND DISSOLUTION

Section 9.1 Events of Default.

         9.1.1 Events of Default and Cure Periods. The occurrence of any of the following events shall constitute an event of default ("Event of Default") hereunder on the part of a Member if within thirty (30) days following notice of such default from any other Member (twenty (20) days if the default is due solely to the nonpayment of monies), such Member (i) fails to pay such monies, or (ii) in the case of non-monetary defaults, fails to substantially cure such default, or, if such default cannot reasonably be substantially cured within such thirty (30) day period, thereafter fails within a reasonable time to prosecute to completion with diligence and continuity the curing of such default, or, (iii) in the case of a breach of a representation or warranty as to which the underlying factual circumstance making the representation or warranty not true when made can be corrected such that the representation or warranty would be true, fails to substantially correct such factual circumstance and to remedy any damage that may have resulted from such breach of such representation or warranty, or, if such default cannot reasonably be substantially cured within such thirty (30) day period, thereafter fails to prosecute to completion with diligence and continuity the correction of such factual circumstance and remedy of damage resulting from the breach of representation or warranty; provided, however, that the occurrence of any of the events described in subparagraphs (b)-(h) below shall constitute an Event of Default immediately upon such occurrence without any requirements of notice or passage of time except as specifically set forth in any such subparagraph:

                  (a) the failure of a Member to make any agreed upon capital contribution to the Company as and when required pursuant to this Agreement.

                  (b) a general assignment by a Member for the benefit of creditors.

                  (c) the institution by a Member of a case or other proceeding under any section or chapter of the federal or any state bankruptcy act as now existing or hereafter amended or becoming effective, or under any other similar laws relating to the relief of debtors or the rights of creditors generally.

                  (d) the institution against a Member of a case or other proceeding under any section or chapter of the federal or any state bankruptcy Act as now existing or hereafter amended or becoming effective, or under any other similar laws relating to the relief of debtors or the rights of creditors generally, which proceeding is not dismissed, stayed or discharged, within a period of sixty (60) days after the filing thereof or if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding.

                  (e) a proposed plan of arrangement or other action taken by a Member with its creditors.

                  (f) the appointment of a receiver, custodian, trustee or like officer, to take possession of the assets of a Member if the pendency of said receivership would reasonably tend to have a materially adverse effect upon the performance by such Member of its obligations under this Agreement, which receivership remains undischarged for a period of sixty (60) days from the date of its imposition.

                  (g) admission by a Member in writing of its inability to pay its debt as they mature.

                  (h) attachment, execution or other judicial seizure of all or any substantial part of a Member's assets or its interest, or any part thereof, not dismissed or discharged for a period of thirty (30) days after the levy thereof, if the occurrence of such attachment, execution or other judicial seizure would reasonably tend to have a materially adverse effect upon the performance by such Member of its obligations under this Agreement; provided, however, that said attachment, execution or seizure shall not constitute an Event of Default hereunder if such Member posts a bond sufficient to fully satisfy the amount of such claim or judgment within thirty (30) days after the levy thereof and such Member's assets are thereby released from the lien of such attachment.

                  (i) the violation of or failure to comply with the provisions of Article VII above.

                  (j) material default in performance of or failure to comply with any other agreements, obligations or undertakings of such Member contained herein or a material default by NHA's Affiliate in the Spa Management Agreement or Development Agreement.

                  (k) a materially adverse misrepresentation by either Member set forth herein on any other agreement executed by the Members.

         Upon the occurrence of an Event of Default of a Member, the Non-Defaulting Member may enforce the Defaulting Member's obligations hereunder with respect to the payment of money by charging the same against any distributions or other amounts which the Defaulting Member would be entitled to receive hereunder. In addition, the Non-Defaulting Member shall have all other remedies available at law or in equity or under this Agreement, provided that the Non-Defaulting Member shall not be entitled to recover any consequential or punitive damages alleged to have been incurred by the Non-Defaulting Member, including but not limited to lost profits or lost opportunity.

         9.1.2 Acts of Insolvency. The occurrence of any events described in subparagraphs (b)-(h) of Section 9.1.1 shall also constitute an "Act of Insolvency", as said term is used in this Agreement.

Section 9.2 Purchase of the Defaulting Member's Interest.

         (a) Upon the occurrence of an Event of Default of a Member (the "Defaulting Member"), the Member who is not then the Defaulting Member (the "Non-Defaulting Member") shall have the right to acquire the interest of the Defaulting Member for cash. In furtherance of such right, the Non-Defaulting Member may notify the Defaulting Member at any time following an Event of Default of its election to institute the appraisal procedure set forth in Article X. The purchase price the Defaulting Member would be entitled to receive pursuant to this Section
         9.2 shall be based on the amount the Defaulting Member would have been entitled to receive upon dissolution of the Company pursuant to the liquidation distribution formula set forth in Article IX if the Company had sold the Company assets for cash to a third party, based on the net fair market value of the Company assets as determined by an appraisal conducted pursuant to Article X. Within fifteen (15) days of receipt of notice of determination of the adjusted purchase price to be paid for the Defaulting Member's interest, the Non-Defaulting Member may notify the Defaulting Member of its election to purchase the interest of the Defaulting Member for that adjusted purchase price.

         (b) Closing of the purchase pursuant to this Section 9.2 shall take place as provided below:

                  i. The closing of any sale pursuant to this Section 9.2 (the "Closing") shall be held at the principal offices of the Company, unless otherwise mutually agreed, on a mutually acceptable date not more than sixty (60) days after receipt by the Defaulting Member of the written notice of election to purchase provided in Section 9.2(a).

                  ii. At the Closing, any closing adjustments which are then usual and customary in Dade County, Florida, shall be made between the purchasing party or parties and the selling party or parties as of the date of Closing. The price to be paid pursuant to Section 9.2 for the interest of the Defaulting Member also shall be adjusted as of the date of the Closing to account for any additional capital contributions and contribution loans made by the Defaulting Member pursuant to
                  Article II and any distributions between the date as of which the price for such interest was established and the date of the Closing to the extent such amounts alter the amounts that would be distributed to the Members in a liquidation distribution. Any Member transferring its interest shall transfer such interest free and clear of any liens, encumbrances or any interests of any third party and shall execute or cause to be executed any and all documents required to fully transfer such interest to the purchasing Member, including, but not limited to, any documents necessary to evidence such transfer, and all documents required to release any interest of a Member's spouse or any other party who may claim an interest in such Member's interest. Any monetary default by the Defaulting Member must be cured out of the proceeds from such sale at the Closing.

                  iii. As of the effective date of any transfer permitted hereunder by a Member of its entire interest in the Company, such Member's rights and obligations hereunder shall terminate except as to items accrued as of such date, any indemnity obligations of such Member attributable to acts or events occurring prior to such date, and liabilities to third parties or otherwise arising prior to such date; provided that no removed Member shall remain responsible for any liabilities taken into account in determining the value of the Spa Property or the interest under Section 9.2(a). Thereupon, except as limited by the preceding sentence, this Agreement shall terminate as to the transferring Member, but at the non-transferring Member's election, shall remain in effect as to the non-transferring Member(s) and the Company. Following the date of Closing, a transferring Member shall have no further rights to any distributions of cash flow or other Company income and all such rights shall vest in such transferring Member's transferee. In the event of a transfer of a Member's entire interest to another Member, the Member to whom such interest is transferred shall indemnify, defend and hold harmless the Member so transferring its interest from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including but not limited to attorneys' fees and expenses) incurred in, or arising directly or indirectly, in whole or in part, out of operation of the business of the Company after the date of such transfer except as provided above.

Section 9.3 Dissolution. The Company shall be dissolved and terminated upon the earliest to occur of the following:

         (a) at the option of the solvent Member upon the occurrence of an Act of Insolvency (as defined in Section 9.1.2) of any Member or the breach by any Member of its covenant not to withdraw pursuant to Section 1.6;

         (b) the Members mutually agree in writing to terminate the Company;

         (c) at the option of the non-defaulting Member upon the default by a Member hereunder which is not cured by the Defaulting Member or which is not waived by the Non-Defaulting Member;

         (d) the sale or other disposition of all the Property and all other Company assets by the Company, or of substantially all of the Property; or

         (e) entry of a decree of judicial dissolution under the Act.

         (f) the termination or expiration of the lease of the Spa Property.

Section 9.4 Procedure in Dissolution and Liquidation.

         9.4.1 Winding Up. Upon dissolution of the Company pursuant to Section
         9.3 hereof, the Company shall immediately commence to wind up its affairs and the Members shall proceed with reasonable promptness to liquidate the business of the Company. The Members (hereafter the "Liquidator") shall commence to wind up the affairs of the Company and to liquidate the Company's assets. The Members shall continue to share profits and losses during the period of liquidation in the same proportion as before the dissolution. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company property pursuant to this liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions, and may liquidate the assets for cash, securities, or such other consideration as it deems appropriate and distribute those assets in kind. Any Member or an Affiliate may purchase Company property upon liquidation, but any such purchase shall be at the property's fair market value as determined by independent appraisal. If assets are to be distributed to the Members, all such assets shall be valued at their then fair market value as determined by the Liquidator. The fair market value shall be used for purposes of determining the amount of any distribution to a Member pursuant to Section 9.4.4.

         9.4.2 Management Rights During Winding Up. Except as otherwise described in this Section 9.4, during the period of the winding up of the affairs of

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         the Company, the rights and obligations of the Members set forth herein with respect to the management of the Company shall continue.

         9.4.3 Work in Progress. If the Company is dissolved for any reason while there is work in progress on the development or construction of the Project or otherwise with respect to the Property, winding up of the affairs and termination of the business of the Company may include completion of the work in progress as the Members may determine to be necessary to bring the matters under construction to a state of completion convenient to permit a sale of the Company's interest in such work.

         9.4.4 Distributions in Liquidation. The assets of the Company shall be applied or distributed in liquidation in the following order of priority:

                  (a) In payment of debts and obligations of the Company owed to third parties in the order of priority as provided by law, which shall include a Member as the holder of any secured loan.

                  (b) To the setting up of any reserves that the Members may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or of any Member arising out of or in connection with the Company. Such reserves shall be paid over to any attorney of the State of Florida, or trust company, selected by the Members, as escrowee, to be held for a period not longer than three years, for the purpose of disbursing such reserves in payment of the aforementioned contingencies, and at the expiration of such period, to distribute the balance remaining, as provided in this provision.

                  (c) Repayment on a pro rata basis of any outstanding loans or advances made by the Members to the Company.

                  (d) Distribution among all the Members according to Section
                  5.1.

         Notwithstanding the foregoing, in the event there are any outstanding Contribution Loans at the time of any distribution pursuant to this Section 9.4.4, then the Member to whom such Contribution Loan is owed shall be entitled to payment of the Contribution Loan on a priority basis out of the distributions to which the Member for whose benefit the Contribution Loans were made is entitled, to be applied to the Contribution Loans in order of priority based on the chronological order in which they were made, the earliest to be paid first in full, and to each Contribution Loan in payment first of interest and then of principal.

          9.4.5 Final Reports. Within a reasonable time following the completion of the liquidation of the Company's properties, the Liquidator shall supply to each of the Members a statement that shall set forth the assets and liabilities of the Company as of the date of complete liquidation, each Member's portion of distributions pursuant to
          Section 9.4.4 and the amounts paid to the Member pursuant to Section 9.4.4.


         9.4.6 Termination. Upon the completion of the distribution of Company assets as provided in this Section, the Member conducting the winding up of the business of the Company as provided in Section 9.4.1 shall take over such other actions as may be necessary to terminate completely the Company.

         9.4.7 Expenses. Expenses of dissolution and liquidation shall be charged to the capital accounts of the Members in proportion to each Member's respective Percentage Interest.

         9.4.8 Deficit Capital Account Restoration. If, upon the dissolution and liquidation of the Company, after crediting all income upon sale of the Company's assets that have been sold, and after making the allocations provided for in Section 9.4.1 , any Member has a negative capital account, such Member shall not be obligated to contribute to the Company an amount equal to the negative capital account.

Section 9.5 Disposition of Documents and Records. All documents and records of the Company, including, without limitation, all financial records, vouchers, cancelled checks and bank statements, shall be held as agreed to by the Members. Unless otherwise approved by the Members, NHA shall retain such documents and records for a period of not less than seven (7) years at the Company's main offices.

                                    ARTICLE X
                                    APPRAISAL

Section 10.1 General. Whenever this Agreement provides for the valuation of the assets of the Company or an interest in the Company to be purchased or sold, including, without limitation, pursuant to Section 9.2, the value of such interest in the Company shall be determined as follows. The parties shall first attempt to agree upon the "net fair market value" of the Company assets. The "net fair market value" of the Company assets shall mean the cash price which a sophisticated purchaser would pay on the effective date of the appraisal for all tangible assets owned by the Company as if the Company were owned free and clear of any encumbrances and is a going concern.


Section 10.2 Appraisal Procedure. In the event the parties are unable to mutually agree upon the net fair market value of the Company assets within ten
(10) days of the date the appraisal procedure of this Article X is instituted as provided in this Agreement, they shall each select one appraiser to determine the net fair market value of the Company assets as of the date the appraisal procedure of this Article X is instituted as provided in this Agreement. Each appraiser so selected shall furnish the Members and the certified public accountants for the Company, or hired for purposes of the subject determination only, with a written appraisal within thirty (30) days of his or her selection, setting forth his or her determination of the net fair market value. If only one appraisal is submitted within the requisite time period, the determination of the fair market value of the Company pursuant to such appraisal shall be final and binding on the Members. If both appraisals are submitted within such time period, and if the two appraisals so submitted differ by less than five percent (5%) of the lower of the two, the average of the two shall be the determination of fair market value and shall be final and binding on the Members. If the two appraisals differ by more than five percent (5%) of the lower of the two, then the two appraisers shall immediately select a third appraiser who shall within sixty
(60) days after his or her selection make a determination of the fair market value of the Company assets and submit such determination to the Members and such certified public accountants. The third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be the determination of fair market value and shall be final and binding on the Members, unless the first two appraisals differ from the third appraisal by the same amount, in which case the determination of the fair market value pursuant to the third appraisal shall be final and binding on the Members. All appraisers appointed pursuant to this Article X shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising projects similar to the Project. The cost of the appraisals shall be an expense of the Company, except that if the appraisal procedure is instituted pursuant to Section 9.2, the cost shall be an expense of the Defaulting Member.

                                   ARTICLE Xl
                            (RESERVED FOR FUTURE USE)

                                   ARTICLEXII
                               GENERAL PROVISIONS

Section 12.1 Complete Agreement; Amendment. This Agreement constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof, and neither party hereto shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises, or understandings not specifically set forth in this Agreement or the exhibits hereto. The Members may, without prior written consent from any other Member, amend any provision of this Agreement from time to time to (i) add to the Agreement any further covenants, restrictions, deletions, or provisions for the protection of the Members; (ii) to cure an ambiguity or to correct or supplement any provisions contained herein; or (iii) to make such other provision in regard to matters or questions arising under this Agreement which will not adversely affect the interests of the Members. No amendment to this Agreement shall be effective if, in the opinion of counsel to the Company such amendment could result in the Company's not being taxed as a "partnership" for federal income tax purposes or the Company's being terminated for tax purposes.

Section 12.2 Notices. Any notice, consent, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, sent by reputable air courier, sent by prepaid registered or certified United States mail with return receipt requested or sent by facsimile (with a confirmation copy by mail), and shall be deemed to have been given upon the date of receipt. Rejection of other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be received. Such notices, consents, demands or other communications shall be addressed as follows:

          TO :                               CII Spa, LLC
                                             c/o Maurice Wiener
                                             1870 South Bayshore Drive
                                             Coconut Grove, FL 33133
                                             Fax No. (305) 856-7342

          TO:                                Noble House Associates, LLC
                                             do Patrick R. Colee
                                             570 Kirkland Way
                                             Kirkland, Washington 98033
                                             Fax No. (425) 827-6707

Notwithstanding the foregoing, the failure to provide copies of any such notices, consents, demands or other communications to any attorneys as provided above shall not render any such notice, consent, demand or other communication ineffective.

Whenever a notice, offer, acceptance, rejection, or a copy is required or provided for to be sent to more than one person, all such communications shall, whenever reasonably possible, be sent within a single twenty-four (24) hour period. Whenever any party gives a notice, makes an offer, or tenders an acceptance to any other party, the party giving such notice, making such offer, or tendering such notice shall use its best efforts to send a copy of such communication to all Members.

Section 12.3 Attorneys' Fees. Should any litigation be commenced between the parties hereto or their representatives or should any party institute any proceeding in a bankruptcy or similar court which has jurisdiction over any other party hereto or any or all of such party's or parties property or assets concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for such party's or parties' attorneys' fees, and court costs in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose. In addition, any prevailing party shall be entitled to recover costs of enforcing a judgment, including attorneys' fees, and any ultimately prevailing party shall be entitled to recover costs of appeal, including attorneys' fees.

Section 12.4 Survival of Rights. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, their respective heirs, executors and legal representatives and permitted successors and assigns.

Section 12.5 Governing Law. All questions with respect to this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of that State of

Delaware. Each of the parties agrees to submit to the jurisdiction of the state chancery court in Wilmington, Delaware in any action, claim, or other proceeding arising out of any dispute in connection with this Agreement.

Section 12.6 Waiver. No consent or waiver, express or implied, by a Member to or of any breach or default by the other Member in the performance by such other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligations of such other Member hereunder. Failure on the part of a Member to complain of any act or failure to act of the other Member or to declare the other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of such default or its rights hereunder. The giving of consent by a Member in any one instance shall not limit or waive the necessity to obtain such Member's consent in any future instance.

Section 12.7 Remedies in Equity. The rights and remedies of any of the Members hereunder shall not be mutually exclusive, except as specifically provided herein to the contrary, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Members confirms that damages at law will be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise. Nothing herein contained shall have the effect, or be construed to have the effect, of giving to, or vesting in, any persons not a party to this Agreement any rights or remedies of any kind whatsoever for a breach or threatened breach of this Agreement.

Section 12.8 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. Titles of Articles and Sections are for convenience only, and neither limit nor amplify the provisions of this Agreement itself. The use herein of the work "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 12.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

Section 12.10 Survival of Indemnity Obligations. Any and all indemnity obligations of either party hereto shall survive any termination of this Agreement or to the Company.

Section 12.11 Fees and Commissions. Each Member hereby represents and warrants that as of the date of this Agreement there are no known claims for brokerage or other commissions or finder's or similar fees in connection with the transactions covered by this Agreement insofar as such claims shall be based on actions, arrangements or agreements taken or made by or on its behalf, and each Member hereby agrees to indemnify and hold harmless the other Member from and against any liabilities, costs, damages and expenses from any party making any such claims through such Member.

Section 12.12 Good Faith and Fair Dealing; Further Assurances. In carrying out the terms of this Agreement, each Member agrees to deal with the other Member in good faith and in a manner of fair dealing. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry but the terms and provisions of this Agreement.

Section 12.13 Time is of the Essence. Time is of the essence of this Agreement.

Section 12.14 Representations, Warranties and Covenants of CII. CII hereby represents and warrants to NHA all of the items set forth in this Section 12.14 and, to the extent any such items are not yet required to be and are not fully performed, covenants to perform all such items following the formation of the Company in connection with the development and management of the Project. To the extent provided herein, such performance shall be at the expense of CII.

         12.14.1 Valid Formation, Execution.

         (a) CII is a Delaware limited liability company duly formed, validly existing and in good standing under the laws of Delaware.

         (b) This Agreement and the other agreements or instruments to be delivered in connection herewith (collectively, "related documents") by CII and its Affiliates, as applicable, have been duly authorized and validly executed and constitute the binding obligations of and are enforceable against CII and its Affiliates, as applicable, in accordance with their respective terms. CII and its Affiliates, as applicable, have full power, authority and capacity to enter into this Agreement and the related documents, as applicable, and to carry out their respective obligations as described in this Agreement and the related documents, as applicable. Each Company or corporate Affiliate of CII is duly formed, validly existing and in good standing in the State of Delaware.

         12.14.2 No Litigation. No litigation or proceedings, including without limitation, arbitration proceedings are pending or threatened relating to CII or any of its

         Affiliates or to the best knowledge of CII, relating to the Spa Property which, if adversely determined, could individually or in the aggregate have an adverse effect on title to or the use and enjoyment or value of the Spa Property, or which could interfere with the consummation and performance of this Agreement or the related documents.

         12.14.3 Obligations and Liabilities Relating to the Spa Property. At all times prior to the acquisition of the Spa Property by the Company, CII and its Affiliates will perform or caused to be performed (i) all contractual obligations imposed upon such parties relating to the Spa Property, and (ii) all obligations imposed upon such parties relating to the Spa Property under all applicable laws. CII shall not transfer any of its interest in the Company in any manner that would constitute a default under, or to otherwise be in violation of, a loan to the Company. Neither CII nor any of its Affiliates has incurred any obligations or liabilities which, except for liabilities expressly permitted by this Agreement, would become obligations or liabilities of NHA, a Member or the Company.

         12.14.4 Not Foreign Person. CII is not a "foreign person" within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended (FIRPTA).

         12.14.5 Full Disclosure Neither this Agreement nor any other written communication by or on behalf of CII or its Affiliates in connection with this transaction contains, as of the time made, an untrue statement of a fact or omits a fact necessary to make the statements contained therein or herein not materially misleading. There is no other fact (which shall exclude general market or economic projections) known to CII which CII has not disclosed to NHA in writing which materially adversely affects, or to the best knowledge of CII, will materially and adversely affect, the Spa Property or the use or enjoyment of the value thereof, or the ability of the parties hereto perform the transactions contemplated by this Agreement.

         12.14.6 Survival. The representations and warranties in this Section
         12.14 shall survive the formation and the termination of the Company, provided that these representations shall only continue after the termination of the Company to the extent that a notice of breach thereof is given to CII within one year after termination of the Company.

         12.14.7 Indemnity. CII shall indemnify, defend and hold harmless NHA and its Affiliates and the Company from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including but not limited to attorneys' fees and expenses) arising directly or indirectly, in whole or in part, out of any misrepresentation or any breach of any of the representations or warranties or breach of covenant made by CII or any of its Affiliates in this Agreement or in any document, certificate, exhibit or schedule given or delivered to the other Members by such parties pursuant to or in connection with this Agreement. Notwithstanding the foregoing provisions, the indemnification set forth above shall exclude any punitive or consequential damages which NHA may claim to have incurred by reason of such indemnified matters, including, but not limited to lost profits or lost opportunity, but shall include indemnification for punitive or consequential damages claims by third parties.

         12.14.8 Risk. CII recognizes that real estate investments involve certain risks, CII has taken full cognizance of and understands such risks and acknowledges that neither NHA nor any Affiliate thereof has guaranteed the return of CII's investment or any profit thereon.

Section 12.15 Representations, Warranties and Covenants of NHA. NHA hereby represents and warrants to CII and the Members all of the items set forth in this Section 12.15 and, to the extent any such items are not yet required to be and are not fully performed, covenants to perform all such items following the formation of the Company in connection with the development and management of the Project. To the extent provided herein, such performance shall be at the expense of NHA.

          12.15.1   Valid Formation, Execution.

         (a) NHA is a Delaware limited liability company, duly formed, validly existing and in good standing under the laws of Delaware.

         (b) This Agreement and the other agreements or instruments to be delivered in connection herewith (collectively, "related documents") by NHA and any of its Affiliates, as applicable, have been duly authorized and validly executed and constitute the binding obligations of and are enforceable against NHA and its Affiliates, as applicable, in accordance with their respective terms. NHA and its Affiliates, as applicable, have full power, authority, and capacity to enter into this Agreement and the related documents, as applicable, and to carry out their respective obligations as described in this Agreement and the related documents, as applicable. No community property or other similar interest exists with respect to any Company asset on the part of any Person that is not a party to this Agreement. Each Company or corporate Affiliate of NHA is duly formed, validly existing and in good standing in the State of Delaware.

         12.15.2 No Litigation. No litigation or proceedings, including, without limitation arbitration proceedings, are pending or threatened relating to NHA or any of its Affiliates or to the best knowledge of NHA, relating to the Spa Property which, if adversely determined, could individually or in the aggregate have an adverse effect on title to or the use and enjoyment or value of the Spa Property, or which could interfere with the consummation and performance of this Agreement or the related documents.

         12.15.3 Obligations and Liabilities Relating to the Property. At all times prior to the date of this Agreement, NHA and its Affiliates have performed or caused to be performed (i) all contractual obligations imposed upon such parties relating to the Spa Property, and (ii) all obligations imposed upon such parties relating to the Spa Property under all applicable laws. NHA shall not transfer any of its interest in the Company in any manner that would constitute a default under, or to otherwise be in violation of a loan to the Company. Neither NHA nor any of its Affiliates has incurred any obligations or liabilities which would become obligations or liabilities of CII or the Company.

         12.15.4 Not Foreign Person. NHA is not a "foreign person" without the meaning of the Foreign Investment in Real Property Act of 1980, as amended ("FIRPTA").

         12.15.5 Full Disclosure. Neither this Agreement nor any other written communication by or on behalf of NHA or its Affiliates in connection with this transaction contains, as of the time made, an untrue statement of a fact or omits a fact necessary to make the statements contained therein or herein not materially misleading. There is no other fact (which shall exclude general market or economic projections) known to NHA which NHA has not disclosed to CII in writing which materially adversely affects, or to the best knowledge of NHA will materially and adversely affect the Spa Property or the use or enjoyment or the value thereof, or the ability of the parties hereto to perform the transactions contemplated by this Agreement.

         12.15.6 Survival. The representations and warranties in this Section
         12.15 shall survive the formation and the termination of the Company, provided that these representations shall only continue after the termination of the Company to the extent that a notice of breach thereof is given to NHA within one year after termination of the Company.

         12.15.7 Indemnity. NHA shall indemnify, defend and hold harmless CII and its Affiliates and the Company from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including but not limited to attorneys' fees and expenses) arising directly or indirectly, in whole or in part, out of any misrepresentation or any breach of any of the representations or warranties or breach of covenant made by NHA or any of its Affiliates in this Agreement or in any document, certificate, exhibit or schedule given or delivered to the other Members by such parties pursuant to or in connection with this Agreement. Notwithstanding the foregoing provisions, the indemnification set forth above shall exclude any punitive or consequential damages which CII may claim to have incurred by reason of such indemnified matters, including but not limited to, lost profits or lost opportunity, but shall include indemnification for punitive or consequential damages claims by third parties.

         12.15.8 Risk. NHA recognizes that real estate investments involve certain risks, NHA has taken full cognizance of and understands such risks and acknowledges that neither CII nor any Affiliate thereof has guaranteed the return of NHA's investment or any profit thereon.

Section 12.16 Partial Enforceability. If any provision of this Agreement, or the application of the provision to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of that provision to persons or circumstances other than those with respect to which it is held invalid, shall not be affected thereby.

Section 12.17 Partition. No Member shall have the right of partition of the Company, or assets of the Company, which rights are hereby waived.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above set forth.

"NHA"
Noble House Associates, LLC
a Delaware limited liability company

By:        Colee Family Trust
           Managing Member

           By: /s/ Patrick R. Colee
           ------------------------
           Patrick R. Colee Trustee
           Managing Member


"CII"
CII Spa, LLC
a Delaware limited liability company

by /s/ Larry Rothstein
----------------------
Print: Courtland Investments, Inc.
Its Member and Manager
Larry Rothstein, President

                                   Schedule I
                                   ----------
                      Dilution Pursuant to Section 2.2.6(b)
                        (assumes $1,000,000 capital call)



                                                                  Total              Member A              Member B
                                                                  -----              --------              --------
Initial capital contribution                                  1,000,000               500,000               500,000

Capital contribution from                                       500,000               500,000
contributing member

Member loan for non contributing                                500,000               500,000
member

Total                                                         2,000,000             1,500,000               500,000


Recalculated Percentage Interest                                100.00%                75.00%                25.00%